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                                                               Exhibit 10.29


                                            October 27, 2005


Mr. Robert G. Burton
170 Clapboard Ridge Road
Greenwich, Connecticut 06831

Dear Bob:

         On behalf of Cenveo, Inc. (the "Company"), we are pleased that you have agreed to serve as the Chief Executive Officer ("CEO") of the Company, effective as of September 12, 2005. This letter agreement (the "Agreement") governs the terms of your employment. You and we hereby acknowledge that your employment with the Company constitutes "at-will" employment and that either party may terminate this Agreement at any time, upon written notice of termination, subject to and in accordance with the provisions of this Agreement.

         1.  Terms of Employment. The initial term of this Agreement
             -------------------
commences as of September 12, 2005 and ends on December 31, 2008, unless sooner terminated in accordance with the provisions of this Agreement (the period during which you are employed hereunder being hereinafter referred to as the "Term"). The Term will be subject to automatic one-year renewals unless either party notifies the other, of non-renewal at least 90 days prior to the end of the initial Term or any subsequent Term. In your capacity as CEO, you will have the customary authorities, duties and responsibilities of an executive in those positions at a company similar in size and nature to the Company. You will also have such other duties as the Board of Directors of the Company (the "Board") may determine and you accept from time to time. You will report to the entire Board whether or not you are an elected member of the Board. During your employment, you agree to devote substantially all of your business time and energies to the performance of the duties of CEO.

         2.  Compensation and Related Items. You will receive the following
             ------------------------------
compensation and benefits from the Company in connection with your services as CEO:

         (a) Base Salary. The Company will pay you a base salary ("Base
             -----------
Salary") at the rate of $950,000 per year, or such higher amount as the Board or its Compensation Committee (the "Committee") may from time to time determine. Your Base Salary will be reviewed by the Board or the Committee not less frequently than annually for possible increase (but not decrease) thereto. Base salary will be paid in accordance with Company's normal payroll practices.

         (b) Annual Incentive Bonus. Beginning on January 1, 2006, you will
             ----------------------
be eligible to participate in the Company's annual incentive program for executives (the "Bonus Program"). Your bonus opportunity will be 200% of your Base Salary for an annual performance period, and your entitlement to a bonus amount under the Bonus Program will be "all or nothing" (that is, you will not be entitled to any bonus amount for


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attainment of less than your target goals). The performance goals under the
Bonus Program will include attainment of financial goals and will be set by the Board or Committee, as applicable, in its sole discretion, after consultation with you. Except as set forth in this Agreement, the terms and conditions of the Bonus Program, as may be amended by the Board from time to time, will govern the payment, if any, of the annual bonus.

         (c) Equity Compensation. You will be entitled to receive, upon
             -------------------
execution of this Agreement, a stock option award covering 500,000 shares of the Company's common stock ("Stock"), a restricted share award for 200,000 shares of Stock and a restricted share unit award for 100,000 shares of Stock, under the Company's 2001 Long-Term Equity Incentive Plan, as amended (the "Equity Plan"). Such awards will be substantially in the form attached hereto as Annexes B, C and D, respectively. The Company represents and warrants that a sufficient number of shares are available for this purpose under the Equity Plan.

         (d) Other Benefits. Effective as of your employment date, to the
             --------------
extent permitted by applicable law, you will be entitled to participate in and be covered under any and all employee benefit plans, programs, arrangements, or policies that are made available by the Company and its affiliates to executive employees of the Company generally.

         (e) Expenses. The Company will provide you with an automobile
             --------
allowance of $1,500 per month (exclusive of out-of-pocket expenses incurred in connection with the business use of such automobile). The Company will pay all dues for your membership in the country/social club of your choice and any fees related to business purpose (not including initiation fees). In addition, you will be reimbursed for all such additional reasonable and necessary business expenses in connection with the performance of your duties for the Company (including, without limitation, all out-of-pocket expenses incurred by you in connection with your business use of an automobile), within guidelines established by the Board as in effect at any time with respect to key employees of the Company pursuant to Company policy.

         (f) Working Facilities. The Company will provide you with an office
             ------------------
of a size and with other furnishings and appointments, administrative staff, secretarial and other assistants, and such other facilities and services as are suitable to your position and adequate for the performance of your duties.

         (g) No Board Compensation. During the Term of this Agreement, you
             ---------------------
will receive no separate compensation for serving as a member of the Board, including as Chairman.

         3.  Exculpation and Indemnification. The Company agrees that you
             -------------------------------
will not be liable for any claims, losses, expenses, costs or damages ("Losses") caused by or resulting from your recommendations, suggestions, actions, errors, omissions or mistakes undertaken or proposed by you, to the fullest extent permitted by applicable law. The Company agrees to indemnify you against any Losses, arising from or in connection with


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your service as an officer or director of the Company, to the fullest extent permitted by applicable law, and to maintain in effect officer's and director's liability insurance coverage against such losses, which indemnification and insurance will survive any termination of your employment. Subject to your compliance with applicable law, the Company will from time to time advance any and all claims, losses, expenses, costs or damages (including, but not limited to, attorneys' fees and expenses) incurred by you in any actual or threatened, pending or completed arbitration, action, suit or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal. Your rights under this Section 3 will not be deemed exclusive of, but will be cumulative with, any and all other rights (including, but not limited to, rights of indemnification and advancement of expenses) to which you may now or at any time in the future be entitled under applicable law, the Company's articles of incorporation, the Company's bylaws, any agreement (including, but not limited to, this Agreement), any vote of stockholders, any resolution of directors, or otherwise.

         4.  Termination of Employment. The Company may terminate your
             -------------------------
employment at any time on ten (10) days written notice to you, and you may terminate your employment at any time on sixty (60) days written notice to the Company. Your employment will terminate automatically upon your death. Any notice of termination given by the Company to you must specify whether such termination is with or without Cause (as defined in Annex A). Any notice of termination given by you to the Company must specify whether such termination is with or without Good Reason (as defined in Annex A).

         5.  Obligations of Company upon Termination.
             ---------------------------------------

         (a) All Terminations. In the case of any termination of your
             ----------------
employment (by you or by the Company) for any reason, you will be entitled to receive your Base Salary through the date of such termination (to the extent not previously paid) plus all other amounts you are entitled to under the terms of the Company's benefit plans, programs, and policies through the date of such termination.

         (b) Termination for Cause or without Good Reason. In the event the
             --------------------------------------------
Company terminates your employment for Cause or you terminate your employment without Good Reason (other than by reason of your disability) or your employment terminates automatically upon your death, the Company will have no obligations beyond those provided in Section 5(a).

         (c) Termination without Cause or for Good Reason. If the Company
             --------------------------------------------
terminates your employment without Cause (other than by reason of your disability) or if you terminate your employment for Good Reason, in addition to its obligations under Section 5(a), the Company will pay you the following amounts under clauses (i) and (ii):

             (i) In lieu of any other severance benefit that would otherwise be payable to you, the Company will pay you in one lump sum within ten (10) days after your termination (or, if required by Section 409A

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                    of the Internal Revenue Code, six (6) months after your
                    termination) an amount equal to the sum of:

                    (A) two (2) times your annual Base Salary in effect at the time of such termination;

                    (B) two (2) times your target bonus opportunity for the calendar year in which such termination occurs; provided, however, that in the event your termination under this Section 5(c) occurs in 2005, your target bonus opportunity will be deemed to be 200% of your Base Salary; and

                    (C) your automobile allowance for a period of twenty-four (24) months after termination of employment.

             (ii) In addition, the Company will pay you or provide you with the following:

                    (A) if you elect medical or dental coverage under the Company's group medical or dental plans pursuant to Section 4980B of the Code ("COBRA Coverage"), the Company will pay or reimburse you, if paid by you, promptly upon your request, an amount equal to the premium for COBRA Coverage (for yourself and your dependents) during a period not to exceed twenty-four (24) months of such COBRA Coverage or such shorter period to which you and your dependents are entitled pursuant to COBRA; and

                    (B) reasonable assistance to you to be provided by a nationally recognized accounting firm selected by the Company (or other mutually agreeable accounting firm) for federal and state income tax preparation for you for the calendar year in which such termination of employment occurs.

         (d) Disability Termination. In the event your employment is
             ----------------------
terminated on account of your disability, in addition to its obligations under Section 5(a) and in lieu of any other severance benefit that would otherwise be payable to you, the Company will pay you in one lump sum within ten (10) days after your termination (or, if required by Section 409A of the Internal Revenue Code, six (6) months after your termination) an amount equal to two (2) times your annual Base Salary in effect at the time of such termination. For purposes of this Agreement, you will be considered disabled only in the event of a physical or mental disability rendering you substantially unable to perform your duties hereunder for a period of at least ninety (90) days out of any twelve-month period, provided that the disability is determined to be permanent with regard to your ability to return to work in your full capacity. Any determination of permanent disability for this purpose will be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to you.

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                                                                           5


         (e) No Other Benefits. Except as specifically provided in this
             -----------------
Section 5, you will not be entitled to any other compensation, severance or other benefits from the Company upon the termination of this Agreement or your employment for any reason.

         6.  Legal Fees and Expenses. The Company will promptly pay or
             -----------------------
reimburse you for attorneys' fees and expenses, in an amount not to exceed $35,000, incurred by you in connection with entering into this Agreement. In addition, the Company will pay as incurred any and all reasonable attorney, accountants' and experts' fees and expenses and court costs incurred by you to enforce this Agreement or in any action brought by the Company or others contesting the validity or enforcement of, or the Company's obligations under, this Agreement; provided, that if an arbitrator or a court of competent jurisdiction finds that you have not acted in good faith in bringing or defending any such contest or claim, you will be required to refund the Company any amounts paid to you by the Company under this sentence.

         7.  Full Payment; No Mitigation Obligation. The Company's obligation
             --------------------------------------
to make the payments provided for in Section 5 of this Agreement and otherwise to perform its obligations hereunder is contingent upon your execution of the release described in Section 8 below. You are not obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement.

         8.  Delivery of Release. As a condition to the obligation of the
             -------------------
Company to make the payments provided for in this Agreement and otherwise perform its obligations hereunder to you upon termination of your employment (other than due to your death), you or your legal representatives must deliver to the Company a written release, substantially in the form attached hereto as Annex E, and the time for revocation of such release must have expired without revocation by you.

         9.  Allocations; Mitigation of Excise Tax.
             -------------------------------------

         (a) The payments made under Section 5 will, in the aggregate, be in consideration for your separate agreements under Sections 8 and 10 of this Agreement and, in part, to provide you certain additional severance benefits. The allocation of the aggregate payments under this Agreement as the specific consideration for each of your separate agreements and as an additional severance benefit will be in your reasonable discretion with the consent of the Company, which consent will not be unreasonably withheld or denied.

         (b) In the event any portion of the payments under Section 5 or other benefits, including any acceleration of vesting or payment, provided for under this Agreement or any other agreement or arrangement between you and the Company ("Payments") would be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code, such Payments will be reduced to the amount that would result in no portion of the Payments being subject to the excise tax imposed pursuant to section 4999 of the Code; provided that no such reduction will be made if the net after-

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tax benefit to which you otherwise would be entitled without such reduction would be greater than the net after-tax benefit to you resulting from the receipt of the Payments with such reduction. For purposes of the foregoing calculation, your net after-tax benefit will be determined after taking into account federal, state and local income and excise taxes. The allocation of any reduction required hereby among the Payments will be determined by you. The Company agrees that your reasonable allocation pursuant to Section 9(a) (for severance amounts under this Agreement) to be in consideration for your agreement under Section 8 may be used by you to mitigate the effects of
Section 4999 of the Internal Revenue Code.

         10. Non-Competition and Non-Solicitation. You agree (i) that at all
             ------------------------------------
times both during and after your employment, you will respect the confidentiality of the Company's and its subsidiaries' confidential information, and (ii) during your employment and for two (2) years thereafter you will not (a) provide material services to, an entity that competes with a portion of the Company's business representing more than 15% of the Company's revenues on the date of your departure (provided that nothing in this clause (i) prohibits you from (x) taking any action to enforce your rights under this Agreement or (y) making any disclosures required by law), (b) solicit or hire, or assist others in the solicitation or hiring of, the Company's employees (other than any of your children) or
(c) interfere in any material respect with the Company's business relationships with any material customers or suppliers.

         11. Notices. All notices or communications under this Agreement
             -------
must be in writing, addressed (i) if to the Company, to the Compensation Committee of the Board of Directors with a copy to the attention of the General Counsel at the Company's headquarters address and (ii) if to you, at your address first written above (or to any other addresses as either party may designate in a notice duly delivered as described in this paragraph). Any notice or communication must be delivered by telecopy, by hand or by courier. Notices and communications may also be sent by certified or registered mail, return receipt requested, postage prepaid, addressed as above and the third business day after the actual date of mailing will constitute the time at which notice was given.

         12. Governing Law. This Agreement will be governed by and construed
             -------------
in accordance with the laws of New York.

         13. Arbitration of Disputes. Any dispute or controversy arising
             -----------------------
under or in connection with this Agreement that cannot be resolved by you and the Company will be determined by arbitration in New York City, New York, in accordance with the rules set forth by the American Arbitration Association. The decision of the arbitrator will be final and binding on you and the Company and judgment may be entered on such decision in any court of competent jurisdiction.

         14. Successors and Assigns. This Agreement will inure to the
             ----------------------
benefit of and be enforceable by your legal representatives and heirs. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. The Company must require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and substance


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satisfactory to you, all of the obligations of the Company under this
Agreement. As used in this Agreement, the term "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, written agreement, or otherwise.

         15. Withholding. The Company may withhold from any amounts payable
             -----------
under this Agreement such federal, state or local taxes as are required to be withheld pursuant to any applicable law or regulation.

         16. Entire Agreement; Modifications. This Agreement (and the
             -------------------------------
Annexes hereto) constitutes the entire agreement and understanding between you and the Company with respect to the subject matter hereof, and may not be amended or modified except by subsequent written agreement executed by both parties hereto. At your request, the Company agrees to negotiate in good faith with you to make such amendments to this Agreement as may be necessary or appropriate to comply with Section 409A of the Code.

         17. Counterparts. This Agreement may be executed in two or more
             ------------
counterparts, each of which will constitute an original, and all of which together will constitute one and the same Agreement.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

                                CENVEO, INC.

                                By:    /s/ Patrice M. Daniels
                                       -------------------------------------
                                Name:  Patrice M. Daniels
                                Title: Director and Chairperson of
                                       Compensation Committee

Accepted and Agreed this
    day of October, 2005.
---


/s/ Robert G. Burton, Sr.
---------------------------
Robert G. Burton, Sr.


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                                                                     ANNEX A

                                 DEFINITIONS

a.     "CAUSE" means:

(i) the willful and continued failure of Robert G. Burton ("Executive") to perform substantially his duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a notice of termination without Cause by the Company or delivering a notice of termination for Good Reason to the Company) after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties;

(ii) the willful engaging by Executive in illegal conduct or misconduct which is demonstrably and materially injurious (monetarily or otherwise) to the Company or its subsidiaries;

(iii) conviction of, or the pleading of nolo contendere with regard to, a crime constituting a felony.

A termination for Cause after a Change in Control (as defined in the Equity Plan, as of the date hereof) shall be based only on events occurring after such Change in Control; provided, however, the foregoing limitation shall not apply to an event constituting Cause that was not discovered by the Company prior to a Change in Control. For purpose of this definition, no act or failure to act by Executive shall be considered "willful" unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

In order for a cessation of Executive's employment to be deemed to be a termination of Executive's employment for Cause for the conduct described above, (A) the Board (upon the approval of a majority of the entire Board, excluding Executive) shall have provided written notice to Executive that identifies such conduct, and (B) in the event that the event or condition is curable, Executive shall have failed to remedy such event or condition within thirty (30) days after Executive has received such written notice from the Board, and (C) the final determination that Executive's employment shall be terminated for Cause shall have been made (specifying the particular details thereof) by the affirmative vote of two-thirds (2/3) of the entire Board (excluding Executive) at a meeting of the Board duly called and held for such purpose after at least fifteen (15) days prior written notice to Executive specifying the particulars of the action or inaction alleged to constitute "Cause" (and at which meeting Executive and his counsel are entitled to be present and are given a reasonable opportunity to be heard), provided that the Company may in appropriate circumstances suspend the Executive with pay (without


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it being Good Reason) pending such meeting. The Board must initially notify
Executive of any event constituting Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

b. "GOOD REASON" means, without Executive's express written consent, the occurrence of any of the following events:

(i) the assignment to Executive of any duties or responsibilities (including reporting responsibilities) that are inconsistent with Executive's position(s), duties, responsibilities or status with the Company, or any diminution of such duties or responsibilities (other than temporarily while incapacitated because of physical or mental illness), or an adverse change in Executive's titles or offices (including Executive's membership on the Board) with the Company;

(ii) a reduction by the Company in Executive's rate of annual base salary or annual target bonus opportunity (including any adverse change in the formula for such annual bonus target) or other incentive opportunities as the same may be increased from time to time thereafter;

(iii) any requirement of the Company that Executive be based anywhere more than thirty-five (35) miles from Greenwich, CT or such other place of employment as mutually agreed upon by the Company and Executive;

(iv) any material breach of this Agreement by the Company, or the Company notifies Executive of the Company's intention not to observe or perform one or more of the material obligations of the Company under this Agreement;

(v) the failure of the Company to continue in effect Executive's participation in the Company's employee benefit plans, programs, arrangements and policies, at a level substantially equivalent in value to and on a basis consistent with the relative levels of participation of other similarly positioned senior executive officers;

(vi) the failure of the Company to obtain from a successor (including a successor to a material portion of the business or assets of the Company) a satisfactory assumption in writing of the Company's obligations under this Agreement;

(vii) the failure of the Company to continue to provide Executive with office space, related facilities and support personnel (including, but not limited to, administrative and secretarial assistance) that are both commensurate with Executive's responsibilities to and position with the Company; or

(viii) without, in each case, Executive's prior written consent,
(A) the failure of Executive to be appointed or elected (or reappointed or reelected) as a director of the Company (or the successor to the Company),
(B) the failure of Executive to be appointed or elected (or reappointed or reelected) to the board of directors of any entity that controls the Company or a successor (a "Controlling Entity"), or (C) the removal of Executive, or the failure of Executive to be nominated for election (or reelection), as a director of the Company or any successor entity or as a director of any Controlling Entity; or

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(ix)   the Company's notice to Executive of the non-renewal of this
Agreement.

Notwithstanding the foregoing, a Good Reason event shall not be deemed to have occurred if the Company cures such action, failure or breach within ten
(10) days after receipt of notice thereof given by Executive. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacities due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within six (6) days following Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.